Exhibit 99.1
News Release

FIS Reports First Quarter 2020 Results

•Revenue increased 50% on a reported basis and 2% on an organic basis to $3,078 million
•Achieved annual run-rate revenue and expense synergies of approximately $100 million and $580 million, respectively
•Increased annual run-rate expense synergy target to at least $700 million exiting 2020, an increase of more than $100 million
•Generated net cash provided by operating activity of $383 million and free cash flow of $539 million

JACKSONVILLE Fla., May 7, 2020 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported its first quarter 2020 results.

First Quarter 2020 Results

On a GAAP basis, revenue increased 50% to $3,078 million, primarily driven by the July 31, 2019 acquisition of Worldpay, Inc. (Worldpay). Net earnings attributable to common stockholders was $15 million or $0.02 per diluted share.

On an adjusted basis, organic revenue growth increased 2% over the prior year period. Adjusted EBITDA margin expanded by 510 basis points (bps) over the prior year period to 40.5%, primarily driven by the acquisition of Worldpay and associated expense synergies. Adjusted net earnings was $802 million or $1.28 per diluted share.

“As a critical infrastructure provider to commerce and the financial world, we remain intensely focused on protecting our employees and continuing to meet the needs of our clients during this time of worldwide uncertainty,” said Gary Norcross, FIS chairman, president and chief executive officer. “In challenging times like these, we are very pleased with the strength and durability of our business model. We continue to invest and innovate across our broad portfolio of banking, capital markets and merchant solutions in order to help lift our clients and communities while continuing to deliver value to our shareholders.”

($ millions, except per share data, unaudited)	Three Months Ended March 31,
			%	Organic
	2020	2019	Change	Growth
Revenue	$3,078	$2,057	50%	2%
Merchant Solutions	935	50	*	—%
Banking Solutions	1,462	1,373	6%	1%
Capital Market Solutions	631	572	10%	7%
Corporate and Other	50	62	(18)%	(18)%
Adjusted EBITDA	$1,247	$729	71%
Adjusted EBITDA Margin	40.5%	35.4%	510 bps
Net earnings attributable to FIS common stockholders (GAAP)	$15	$148	(90)%
Diluted EPS (GAAP)	$0.02	$0.45	(96)%
Adjusted net earnings	$802	$378	112%
Adjusted EPS	$1.28	$1.16	10%
* Indicates comparison not meaningful

Segment Information

•Merchant Solutions:

First quarter revenue increased significantly to $935 million, primarily reflecting the Worldpay acquisition, and excluding $10 million which was reclassified to the Corporate and Other segment. Organic revenue growth was flat compared to the prior year period, primarily attributable to declines in payment processing volumes associated with the ongoing COVID-19 pandemic. Adjusted EBITDA margin was 45.2%.

•Banking Solutions:

First quarter revenue increased 6% to $1,462 million, excluding $40 million which was reclassified to the Corporate and Other segment. Organic revenue growth was 1% over the prior year period, including approximately 2 percentage points of negative impact created by non-recurring revenue realized in the prior year period as well as declines in issuer processing, debit network and account transaction volumes associated with the ongoing COVID-19 pandemic. Adjusted EBITDA margin was 42.0%.

•Capital Market Solutions:

First quarter revenue increased 10% to $631 million. Organic revenue growth was 7% over the prior year period. Adjusted EBITDA margin was 44.4%.

•Corporate and Other:

As the Company continues to execute on its integration workflows and optimize its portfolio of assets, certain non-strategic businesses were reclassified from Merchant Solutions and Banking Solutions into the Corporate and Other segment. These operations represent less than 2% of first quarter 2020 revenue.

First quarter revenue decreased 18% to $50 million. Adjusted EBITDA loss was $70 million, including $81 million of corporate expenses.

Integration Update

FIS continued to realize revenue and expense synergies during the first quarter of 2020. Teams across the Company continued to execute on synergy workflows and to identify additional opportunities for both revenue and expense synergies.

The Company achieved annual run-rate synergies exiting the first quarter 2020 as follows:
•Revenue synergies of approximately $100 million, an increase of $20 million compared to the fourth quarter of 2019
•Expense synergies of approximately $580 million, inclusive of approximately $275 million in interest expense savings, an increase of $115 million compared to the fourth quarter of 2019

As a result, the Company reiterated its previously-announced revenue synergy targets and increased its expense synergy target as follows:
Revenue synergy targets on an annual run-rate basis:
•$200 million exiting 2020
•$550 million exiting 2022

Expense synergy target on an annual run-rate basis:
•At least $700 million exiting 2020, inclusive of approximately $275 million in interest expense savings, an increase of more than $100 million as compared to the fourth quarter of 2019

Balance Sheet and Cash Flows

As of March 31, 2020, cash and cash equivalents totaled $1,373 million, and debt outstanding totaled $20,377 million with an effective weighted average interest rate of 1.9%.

First quarter net cash provided by operating activities was $383 million, and free cash flow was $539 million. Additionally, FIS paid dividends of $216 million during the quarter.

The Company remains committed to reducing its leverage incurred in the Worldpay acquisition while ensuring ample liquidity. Given the impacts associated with the ongoing COVID-19 pandemic, the Company now expects to extend the time period to achieve its target leverage into 2021.

As of March 31, 2020, the Company had $3,018 million of available liquidity, including $1,373 million of cash and cash equivalents and $1,645 million of capacity available under its revolving credit facility.

COVID-19 Pandemic

FIS has been carefully monitoring and assessing the effects of the ongoing COVID-19 pandemic as conditions continue to evolve, and our thoughts are with the individuals and families who have been affected. Since the beginning of the pandemic, the Company has taken several actions to protect its employees while maintaining business continuity, including implementing its comprehensive Pandemic Plan. The Pandemic Plan includes site-specific, service and client plans as well as travel restrictions, medical response protocols, work from home strategies and enhanced cleaning within our locations. As a critical infrastructure provider for the global economy, FIS continues to operate around the world to serve our clients.

Prior to the impacts from COVID-19 spreading across the globe, FIS achieved strong revenue growth. As U.S. and foreign governmental authorities imposed social distancing, shelter-in-place or total lock-down orders, spending declined, most notably in travel, restaurants, entertainment, and retail, resulting in a rapid deterioration in payments volume and transaction trends on a worldwide basis beginning in March, 2020 which adversely impacted, and continues to adversely impact, revenue in our payments businesses that earn transaction based fees. Revenue is primarily being impacted by declines in payment processing volumes within our Merchant Solutions segment as well as lower issuer processing, debit network and account transaction volumes within our Banking Solutions segment. However, we have continued to prioritize investments and products that help address the needs of our clients in order to increase the Company’s potential to resume strong revenue growth following the pandemic.

In response to COVID-19, we are taking several actions to manage discretionary expenses, including limiting travel, reducing incentive compensation and decreasing third-party spending as well as accelerating automation and functional alignment across the organization. In addition, the spread of COVID-19 has caused us to modify our business practices (including restricting employee travel, developing social distancing plans for our employees and cancelling physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or as we determine are in the best interests of our employees, clients and business partners. Where government lockdowns have prohibited or slowed down certain functions at specific locations, FIS has outfitted employees to provide certain of such services from home or transferred such work to other locations. In addition, we have recently extended higher than usual levels of credit to our merchant clients as part of funds settlement in connection with payments to their customers, for, among other things, refunds for cancelled trips and events. This has not had a material impact on our liquidity or results of operations at this point although certain of our merchant clients have ceased doing business, at least for a period of time, and we continue to monitor its impact on our liquidity, results of operations and financial condition.

We have continued to innovate to help our clients through the COVID-19 pandemic. In particular, we have leveraged our Real Time Lending service to help banking clients process loans under the CARES Act and are assisting a number of U.S. states to enable online purchasing of food for Supplemental Nutrition Assistance Program (SNAP) benefit recipients under a pilot program run by the U.S. Department of Agriculture (USDA). We have also helped our clients and communities through this period by providing virtual terminals, temporarily eliminating minimum transaction amounts and waiving certain fees for small merchants, contributing masks and supplies to the communities in which we do business, and donating prepaid cards to military families and children in need.

For its employees, the Company has expanded sick leave for employees affected by COVID-19, expanded telemedicine internationally, provided special pay for certain employees involved in critical infrastructure who could not work from home, and expanded its FIS Cares program to benefit employees in need around the world.

Webcast

FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) Thursday, May 7, 2020. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS

FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our over 55,000 people are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS.

EBITDA reflects earnings from continuing operations before interest, taxes, depreciation and amortization.

Adjusted EBITDA is EBITDA, as defined above, excluding certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements

This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, are forward-looking statements. These statements relate to future events and our future results, and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Any statements that refer to beliefs, expectations, projections or other characterizations of future events or circumstances and other statements that are not historical facts are forward-looking statements.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to include the following, without limitation:

•the outbreak of the novel coronavirus (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders;
•the duration of the COVID-19 pandemic and its impacts, including the general impact of an economic recession, reductions in consumer and business spending, and instability of the financial markets across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;
•the risk that the Worldpay transaction will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;
•the risk that the integration of FIS and Worldpay will be more difficult, time-consuming or expensive than anticipated;
•the risk that other acquired businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and other synergies anticipated to be realized from other acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•the risk that implementation of software (including software updates) for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
May 7, 2020

Exhibit A             Condensed Consolidated Statements of Earnings - Unaudited for the three months ended March 31, 2020 and 2019

Exhibit B             Condensed Consolidated Balance Sheets - Unaudited as of March 31, 2020 and December 31, 2019

Exhibit C             Condensed Consolidated Statements of Cash Flows - Unaudited for the three months ended March 31, 2020 and 2019

Exhibit D             Supplemental Non-GAAP Financial Information - Unaudited for the three months ended March 31, 2020 and 2019

Exhibit E              Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months ended March 31, 2020 and 2019

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended March 31,
	2020	2019
Revenue	$3,078	$2,057
Cost of revenue	2,089	1,381
Gross profit	989	676
Selling, general and administrative expenses	881	361
Operating income	108	315
Other income (expense):
Interest expense, net	(80)	(75)
Other income (expense), net	(39)	(52)
Total other income (expense), net	(119)	(127)
Earnings (loss) before income taxes and equity method investment earnings (loss)	(11)	188
Provision (benefit) for income taxes	(30)	32
Equity method investment earnings (loss)	(1)	(7)
Net earnings	18	149
Net (earnings) loss attributable to noncontrolling interest	(3)	(1)
Net earnings attributable to FIS common stockholders	$15	$148

Net earnings per share-basic attributable to FIS common stockholders	$0.02	$0.46
Weighted average shares outstanding-basic	616	323
Net earnings per share-diluted attributable to FIS common stockholders	$0.02	$0.45
Weighted average shares outstanding-diluted	625	326

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,373	$1,152
Settlement deposits and merchant float	2,337	2,882
Trade receivables, net	3,116	3,242
Contract assets	141	124
Settlement receivables	770	647
Other receivables	275	337
Prepaid expenses and other current assets	334	308
Total current assets	8,346	8,692
Property and equipment, net	870	900
Goodwill	51,823	52,242
Intangible assets, net	15,148	15,798
Software, net	3,239	3,204
Other noncurrent assets	2,299	2,303
Deferred contract costs, net	749	667
Total assets	$82,474	$83,806

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable, accrued and other liabilities	$2,199	$2,374
Settlement payables	3,434	4,228
Deferred revenue	898	817
Short-term borrowings	743	2,823
Current portion of long-term debt	652	140
Total current liabilities	7,926	10,382
Long-term debt, excluding current portion	18,982	17,229
Deferred income taxes	4,131	4,281
Other noncurrent liabilities	2,031	2,406
Deferred revenue	47	52
Total liabilities	33,117	34,350

Redeemable noncontrolling interest	175	—

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	45,548	45,358
Retained earnings	3,952	4,161
Accumulated other comprehensive earnings (loss)	(248)	(33)
Treasury stock, at cost	(91)	(52)
Total FIS stockholders’ equity	49,167	49,440
Noncontrolling interest	15	16
Total equity	49,182	49,456
Total liabilities, redeemable noncontrolling interest and equity	$82,474	$83,806

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$18	$149
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	914	368
Amortization of debt issue costs	8	4
Loss (gain) on sale of businesses, investments and other	2	6
Stock-based compensation	56	19
Deferred income taxes	(108)	(10)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	96	13
Contract assets	(21)	(1)
Settlement activity	(368)	(56)
Prepaid expenses and other assets	61	(117)
Deferred contract costs	(150)	(106)
Deferred revenue	86	110
Accounts payable, accrued liabilities and other liabilities	(211)	(85)
Net cash provided by operating activities	383	294

Cash flows from investing activities:
Additions to property and equipment	(55)	(37)
Additions to software	(251)	(108)
Acquisitions, net of cash acquired	(402)	—
Net proceeds from sale of businesses and investments	—	43
Other investing activities, net	92	(41)
Net cash provided by (used in) investing activities	(616)	(143)

Cash flows from financing activities:
Borrowings	10,958	5,952
Repayment of borrowings and other financing obligations	(10,391)	(5,754)
Proceeds from stock issued under stock-based compensation plans	176	62
Treasury stock activity	(46)	(423)
Dividends paid	(216)	(113)
Other financing activities, net	(4)	1
Net cash provided by (used in) financing activities	477	(275)

Effect of foreign currency exchange rate changes on cash	(15)	(3)
Net increase (decrease) in cash and cash equivalents	229	(127)
Cash and cash equivalents, at beginning of period	3,211	703
Cash and cash equivalents, at end of period	$3,440	$576

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

						Exhibit D

	Three months ended March 31,
	2020			2019
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth
Merchant Solutions	$935	$4	$939	$50	$887	$937	—%
Banking Solutions	1,462	9	1,471	1,373	83	1,457	1%
Capital Market Solutions	631	3	633	572	19	591	7%
Corporate and Other	50	—	50	62	—	62	(18)%
Total	$3,078	$16	$3,094	$2,057	$989	$3,045	2%

Amounts in tables may not sum or calculate due to rounding.

(1)In year adjustments primarily include adding revenue from the Worldpay and Virtus acquisitions.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended
	March 31, 2020	March 31, 2019
Net cash provided by operating activities	$383	$294
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	91	44
Settlement activity	368	56
Adjusted cash flows from operations	842	394
Capital expenditures (2)	(303)	(145)
Free cash flow	$539	$249

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three months ended March 31, 2020 and 2019 exclude cash payments for certain acquisition, integration and other costs, net of related tax impact. The related tax impact totaled $15 million and $10 million for the three months ended March 31, 2020 and 2019, respectively.

(2)Capital expenditures and free cash flow for the three months ended March 31, 2020 exclude $3 million in capital spend related to the construction of our new headquarters.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended March 31,
	2020	2019
Net earnings attributable to FIS common stockholders	$15	$148
Provision (benefit) for income taxes	(30)	32
Interest expense, net	80	75
Other, net	43	60

Operating income, as reported	108	315
Depreciation and amortization, excluding purchase accounting amortization	230	195
Non-GAAP adjustments:
Purchase accounting amortization (1)	684	173
Acquisition, integration and other costs (2)	225	46
Adjusted EBITDA	$1,247	$729

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended March 31,
	2020	2019
Earnings (loss) before income taxes and equity method investment earnings (loss)	$(11)	$188
Provision (benefit) for income taxes	(30)	32
Equity method investment earnings (loss)	(1)	(7)
Net (earnings) loss attributable to noncontrolling interest	(3)	(1)
Net earnings attributable to FIS common stockholders	15	148
Non-GAAP adjustments:
Purchase accounting amortization (1)	684	173
Acquisition, integration and other costs (2)	225	100
Loss (gain) on sale of businesses and investments (3)	—	6
Non-operating (income) expense (4)	39	—
Equity method investment (earnings) loss (5)	1	7
Provision for income taxes on non-GAAP adjustments	(162)	(56)
Total non-GAAP adjustments	787	230
Adjusted net earnings, net of tax	$802	$378

Net earnings per share-diluted attributable to FIS common stockholders	$0.02	$0.45
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.09	0.53
Acquisition, integration and other costs (2)	0.36	0.31
Loss (gain) on sale of businesses and investments (3)	—	0.02
Non-operating (income) expense (4)	0.06	—
Equity method investment (earnings) loss (5)	—	0.02
Provision for income taxes on non-GAAP adjustments	(0.26)	(0.17)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.28	$1.16
Weighted average shares outstanding-diluted	625	326

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months ended March 31, 2020 and 2019.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. The Company has excluded the impact of this amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay and certain other costs including those associated with data center consolidation activities of $18 million and $8 million for the three months ended March 31, 2020 and 2019, respectively.

(3)This item represents the net pre-tax loss (gain) on sale of businesses and investments during the three months ended March 31, 2019.

(4)Non-operating income (expense) consists of other income and expense items outside of the Company’s operating activities. For the three months ended March 31, 2020 this item primarily represents foreign currency transaction remeasurement losses and a fair value adjustment on convertible Visa Inc. Series B preferred stock and related contingent value right liability from the Worldpay acquisition.

(5)This item represents our equity method investment earnings or loss and is predominantly due to our equity ownership interest in Cardinal Holdings, LP.